Exhibit 10.3

AGREEMENT

BETWEEN

INTERNATIONAL FOOD PRODUCTS GROUP, INC.

AND

RICHARD DAMION

Whereas, Richard Damion has provided Executive and Consulting services to INTERNATIONAL FOOD PRODUCTS GROUP, INC. (“Corporation”) for the period from February 20, 2008 to date, expending over 1500 hours of his time, assuming the responsibilities and office of Chief Executive Officer of the Corporation and acting as its Principle Employee, for which time and services he has not been compensated; and

Whereas, as a result of his activities and efforts, the Corporation has developed a new business plan and arranged strategic alliances to fulfill that plan, directing the Company toward new business operations in the Computer Technology and Equipment Manufacturer and Distribution Business; and

Whereas, at this date, the Corporation has no funds to pay in cash the compensation rightly due for these services fully rendered, and has only restricted stock which it might use to satisfy this debt;

Now, Therefore, the parties hereto agree as follows, effective as of this 20th day of  February, 2009:

1.  Corporation hereby contracts to issue 52,000,000 shares of its Restricted Common Stock to Richard Damion, and Richard Damion hereby accepts said shares, in full satisfaction of the compensation owed to Richard Damion by Corporation for the consulting services  and officer services fully provided by Richard Damion to Corporation over the twelve month period ending February 20, 2009.

2.  The parties hereto further agree that since Corporation is in the process of amending its Articles of Incorporation to increase its authorized capital stock so that it can lawfully issue additional shares, and Corporation can not issue shares until said amendment is complete, that Corporation shall immediately amend its Articles to permit it to issue the shares provided for by this Agreement, and the parties further agree that by their execution of this Agreement, Corporation is bound to issue the aforesaid shares in full, as soon as its Articles are amended, and the shares so to be issued shall be deemed fully earned and vested as of the date of execution of this Agreement by the Parties hereto.

INTERNATIONAL FOOD PRODUCTS GROUP, INC.

BY:  /s/MICHAEL LUTTON

          MICHAEL LUTTON, PRESIDENT

       /s/ RICHARD DAMION

           RICHARD DAMION